UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

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☐	Preliminary Information Statement

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Columbia Funds Variable Series Trust II

(Name of Registrant As Specified In Its Charter)

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VARIABLE PORTFOLIO - PARTNERS CORE BOND FUND

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

290 Congress Street

Boston, MA 02210

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

January 20, 2022

As a shareholder of the Variable Portfolio - Partners Core Bond Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II, you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other changes, a change of control of one of the Fund’s subadvisers. This notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action.

Summary of Information Statement

The Information Statement details the change of control of one of the Fund’s subadvisers. At a meeting of the Fund’s Board of Trustees (the “Board”) on June 15, 2021, the Board approved, among other things, a new subadvisory agreement between Columbia Management Investment Advisers, LLC (the “Investment Manager”) and Allspring Global Investments, LLC (“Allspring”) (the “Subadvisory Agreement”), subject to the closing of the Transaction (defined below). As discussed below, Wells Capital Management Incorporated (“WellsCap”) was renamed Allspring.

In February 2021, Wells Fargo & Company (“Wells Fargo”) announced that it had entered into a definitive agreement to sell Wells Fargo Asset Management (“WFAM”) and other related entities, including WellsCap, which was part of WFAM, to GTCR LLC (“GTCR”) and Reverence Capital Partners, L.P. (“Reverence”) (the “Transaction”). The Transaction closed on November 1, 2021 and resulted in a change of control of WellsCap under the Investment Company Act of 1940, as amended, and the automatic termination of the previous subadvisory agreement between the Investment Manager and WellsCap. The Transaction also resulted in a renaming of the WellsCap entity to Allspring. The new Subadvisory Agreement went into effect November 1, 2021. The terms of the Subadvisory Agreement are materially identical to the terms of the previous subadvisory agreement with WellsCap, including with respect to the fee rates payable under the Subadvisory Agreement, and there were no changes to the portfolio managers or Fund’s strategy as a result of the change of control. In this regard, J.P. Morgan Investment Management Inc. (“JPMIM”) continues to serve as a subadviser to the Fund, and there were no changes to the subadvisory agreement between the Investment Manager and JPMIM.

The Investment Manager has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Investment Manager, subject to the approval of the Board, to appoint unaffiliated subadvisers by entering into subadvisory agreements with them, and to change in material respects the terms of those subadvisory agreements, including the fees paid thereunder, for the Fund without first obtaining shareholder approval, thereby avoiding the expense and delays typically associated with obtaining shareholder approval. Although approval by the Fund’s shareholders of a new agreement or material changes to an existing agreement is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may view and print the full Information Statement on the Fund’s website at https://www.columbiathreadneedleus.com/investor/resources/literature/fund-information-statements/. The Information Statement will be available on the website until at least April 20, 2022. To view and print the Information Statement, click on the link for the Information Statement. You may request a paper copy or PDF via email of the Information Statement be sent to you, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling (toll-free) 800-345-6611 by January 20, 2023. If you do not request a paper copy or PDF via email by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent annual and semiannual reports are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or calling 800-345-6611.

The Fund will mail only one copy of this notice to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from at least one of the shareholders. If you need additional copies of this notice and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this notice. If in the future you do not want the mailing of notices to be combined with those of other members of your household, or if you have received multiple copies of this notice and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

C-3025-4 A (01/22)

VARIABLE PORTFOLIO - PARTNERS CORE BOND FUND

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

290 CONGRESS STREET

BOSTON, MA 02210

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

An Important Notice Regarding the Internet Availability of Information Statement is being mailed on or about January 20, 2022. This Information Statement is being made available to shareholders of Variable Portfolio -Partners Core Bond Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that Columbia Management Investment Advisers, LLC (the “Investment Manager”) received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Investment Manager, subject to certain conditions such as approval by the Fund’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated subadviser (or subadvisers) to manage the Fund.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

The Investment Manager, located at 290 Congress Street, Boston, MA 02210, serves as investment manager to the Fund pursuant to a management agreement (the “Management Agreement”), amended and restated as of April 25, 2016 and most recently renewed at a meeting of the Board on June 15, 2021.

Under the Management Agreement, the Investment Manager, among other duties, monitors the performance of each subadviser on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results. As compensation for its services, the Investment Manager receives a management fee from the Fund and, from this management fee, the Investment Manager pays each subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with the Investment Manager under which a subadviser manages all or a portion of a fund’s investment portfolio, as allocated to a subadviser by the Investment Manager, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of a subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services it receives, provided that the subadviser’s procedures are consistent with the Fund’s and the Investment Manager’s policies.

ALLSPRING GLOBAL INVESTMENTS, LLC AND THE NEW SUBADVISORY AGREEMENT

At a meeting of the Board on June 15, 2021 (the “June Meeting”), the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved, in accordance with the recommendations of the Investment Manager, a new subadvisory agreement between the Investment Manager and Allspring Global Investments, LLC (“Allspring”) (the “Subadvisory Agreement”), subject to the closing of the Transaction (defined below). As discussed below, Wells Capital Management Incorporated (“WellsCap”) was renamed Allspring.

In February 2021, Wells Fargo & Company (“Wells Fargo”) announced that it had entered into a definitive agreement to sell Wells Fargo Asset Management (“WFAM”) and other related entities, including WellsCap, which was part of WFAM, to GTCR LLC (“GTCR”) and Reverence Capital Partners, L.P. (“Reverence”) (the “Transaction”). The Transaction closed on November 1, 2021, which resulted in a change of control of WellsCap under the 1940 Act, and the automatic termination of the previous subadvisory agreement between the Investment Manager and WellsCap. The Transaction also resulted in in a renaming of the WellsCap entity to Allspring. The new Subadvisory Agreement went into effect November 1, 2021. The terms of the Subadvisory Agreement are materially identical to the terms of the previous subadvisory agreement with WellsCap, including with respect to the fee rates payable under the Subadvisory Agreement, and there were no changes to the WellsCap portfolio managers or Fund’s strategy as a result of the change of control. In this regard, J.P. Morgan Investment Management Inc. (“JPMIM”) continues to serve as a subadviser to the Fund, and there were no changes to the subadvisory agreement between the Investment Manager and JPMIM.

Management Fees Paid to the Investment Manager and Subadvisory Fees Paid to Allspring

Under the Management Agreement, the Fund pays the Investment Manager a management fee as follows:

Variable Portfolio - Partners Core Bond Fund

Net Assets	Annual rate at each asset level
First $500 million	0.500%
Next $500 million	0.495%
Next $1 billion	0.480%
Next $1 billion	0.460%
Next $3 billion	0.445%
Next $1.5 billion	0.430%
Next $1.5 billion	0.415%
Next $3.0 billion	0.410%
Next $8.0 billion	0.390%
Next $4.0 billion	0.380%
Next $26.0 billion	0.360%
Over $50.0 billion	0.340%

The table above represents the fee rate payable by the Fund to the Investment Manager, which has not changed as a result of the changes discussed above. The Investment Manager, in turn, pays Allspring a fee, out of its own assets, calculated at the following rates:

•	0.18% on the first $500 million, gradually reducing to 0.0925% as assets increase

For purposes of this fee calculation, the assets subadvised by Allspring in the following Columbia Funds are aggregated: (i) CTIVP® - Allspring Short Duration Government Fund and (ii) Variable Portfolio – Partners Core Bond Fund.

Fees Paid to Investment Manager for the Fiscal Year Ended 12/31/20 in Dollars and as a % of Average Daily Net Assets of the Fund During the Fiscal Year ended 12/31/20*

Subadvisory Fee Paid by the Investment Manager to JPMIM
and WellsCap for the Fiscal Year Ended 12/31/20 in Dollars
and as a % of Average Monthly Net Assets of the Fund During
the Fiscal Year Ended 12/31/20**

$ 21,504,181	0.47%	$5,066,566.09	0.11%

* The Investment Manager pays the subadvisers out of the fees it receives.

** For purposes of this fee calculation, the assets subadvised by the Subadviser in the following Columbia Funds will be aggregated: (i) CTIVP® - Wells Fargo Short Duration Government Fund and (ii) Variable Portfolio – Partners Core Bond Fund; this arrangement was not effective until January 2021.

INFORMATION ABOUT ALLSPRING

Allspring was incorporated in the State of California in 1981 and converted to a Delaware limited liability company in 2021. Allspring has been registered as an investment adviser with the SEC since April of 1984 and is a wholly-owned subsidiary of Allspring Global Investments Holdings, LLC, a holding company owned by certain private funds of GTCR and Reverence.

Allspring provides investment management services on both a discretionary and non-discretionary basis to mutual funds, private funds, collective investment trusts, pooled vehicles and other institutional clients, including endowments, foundations, pension plans, healthcare organizations, educational organizations, public agencies, multi-employer plans, sovereign organizations, insurance companies, Taft-Hartley plans, other investment advisers and high net worth individuals. As of September 30, 2021, Allspring had approximately $488 billion in assets under management. Allspring’s principal offices are currently located at 525 Market Street, 12th Floor, San Francisco, California 94105.

The following table provides information on the principal executive officers of Allspring:

Name	Title/Responsibilities	Address
Sallie Clements Squire	Chief Operating Officer	525 Market Street, San Francisco, CA 94105

Francis Jon Baranko	President and Chief Investment Officer – Global Fundamental Investments	525 Market Street, San Francisco, CA 94105

Karin Lynn Brotman	Chief Compliance Officer	525 Market Street, San Francisco, CA 94105

Molly Festa McMillin	Chief Financial Officer	525 Market Street, San Francisco, CA 94105

The following table shows other funds with similar investment objectives managed by Allspring:

Fund Name	Assets as of September 30, 2021 (in Millions)	Advisory/Subadvisory Fee Rate
Allspring Core Bond Portfolio	$5,522.5	First $100 million: 0.20%; Next $200 million: 0.175% Next $200 million: 0.15% Over $500 million: 0.10%

Sub-Advisory Client 1 (A)	$2,480.3	Flat 0.10%

Sub-Advisory Client 1 (B)	$1,043.5	Flat 0.10%

Sub-Advisory Client 2 (A)*	$1,011.8	First $200 million: 0.24% Next $200 million: 0.19% Next $600 million: 0.12% Next $1,000 million: 0.11% Over $2,000 million: 0.10%

Sub-Advisory Client 2 (B)*	$1,776.8	First $200 million: 0.24% Next $200 million: 0.19% Next $600 million: 0.12% Next $1,000 million: 0.11% Over $2,000 million: 0.10%

Fund Name	Assets as of September 30, 2021 (in Millions)	Advisory/Subadvisory Fee Rate
Sub-Advisory Client 3	$3,430.5	First $500 Million: 0.15% Next $500 Million: 0.13% Next $1 Billion: 0.12% Next $1 Billion: 0.11% Over $3 Billion: 0.10%

*Based upon aggregate assets including both Sub-Advisory Client 2’s Fund and Trust.

BOARD CONSIDERATION AND APPROVAL OF THE SUBADVISORY AGREEMENT

Columbia Management Investment Advisers, LLC (the Investment Manager, and together with its domestic and global affiliates, Columbia Threadneedle Investments), a wholly-owned subsidiary of Ameriprise Financial, Inc., serves as the investment manager to Variable Portfolio - Partners Core Bond Fund (the “Fund”). On June 15, 2021, the Fund’s Board of Trustees (the “Board”), including a majority of the Board members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940 (the “Independent Trustees”), upon the recommendation of the Investment Manager, unanimously approved the Subadvisory Agreement (the “Subadvisory Agreement”) between the Investment Manager and Allspring Global Investments, LLC (“Allspring”), with respect to the Fund.

At meetings held on June 2, 2021, June 4, 2021, and June 15, 2021, independent legal counsel to the Independent Trustees reviewed with the Board the legal standards for consideration by directors/trustees of advisory and subadvisory agreements and referred to the various written materials and oral presentations received by the Board, its Contracts and Compliance Committees, and its Investment Oversight Committee subcommittees in connection with the Board’s evaluation of Allspring’s proposed services.

The Trustees held discussions with the Investment Manager and Allspring and reviewed and considered various written materials and oral presentations in connection with the evaluation of Allspring’s proposed services, including the reports from management with respect to the fees and terms of the proposed Subadvisory Agreement and Allspring’s investment strategy/style and performance and from the Compliance Committee, with respect to the code of ethics and compliance program of Allspring. In considering the Subadvisory Agreement, the Board reviewed, among other things:

•	Terms of the Subadvisory Agreement;

•	Subadvisory fees payable by the Investment Manager under the Subadvisory Agreement;

•	Descriptions of various services proposed to be performed by Allspring under the Subadvisory Agreement, including portfolio management and portfolio trading practices;

•	Information regarding the Transaction and the experience and resources of Allspring, including information regarding senior management, portfolio managers, and other personnel;

•	Information regarding the capabilities of Allspring’s compliance program; and

•	The profitability of the Investment Manager and its affiliates from their relationships with the fund.

Following an analysis and discussion of the foregoing, and the factors identified below, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement on June 15, 2021.

Nature, Extent and Quality of Services

The Board considered its analysis of the reports and presentations received by it, detailing the services proposed to be performed by Allspring as a subadviser for the Fund, as well as the history, expertise, resources and capabilities, and the qualifications of the personnel of Allspring. The Board considered the diligence and selection process undertaken by the Investment Manager to select Allspring, including the Investment Manager’s rationale for recommending Allspring, and the process for monitoring Allspring’s ongoing performance of services for the Fund. The Board observed that Allspring’s compliance program had been reviewed by the Fund’s Chief Compliance Officer and was determined by him to be reasonably designed to prevent violation of the federal securities laws by the Fund. The Board also observed that information had been presented regarding Allspring’s ability to carry out its responsibilities under the proposed Subadvisory Agreement. The Board also considered the information provided by management regarding the personnel, risk controls, philosophy, and investment processes of Allspring. The Board also noted the presentation by Allspring to the Board’s Contracts Committee.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement. Independent legal counsel noted that the proposed Subadvisory Agreement was generally similar in scope and form to subadvisory agreements applicable to other subadvised Funds. The Board noted the Investment Manager’s representation that Allspring has experience subadvising registered mutual funds.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the expected nature, extent and quality of the services to be provided to the Fund supported the approval of the Subadvisory Agreement.

Investment Performance of Allspring

The Board observed Allspring’s relevant performance results versus the Fund’s benchmark and versus peers over various periods.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the performance of Allspring, in light of other considerations, supported the approval of the Subadvisory Agreement.

Comparative Fees, Costs of Services Provided and Profitability

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to Allspring would be paid by the Investment Manager and would not impact the fees paid by the Fund. The Board observed that the proposed subadvisory fees for Allspring were within a reasonable range of subadvisory fees paid by the Investment Manager to the subadvisers of other Funds with similar strategies. The Trustees observed that management fees, which were not proposed to change, remained within the range of other peers and that the Fund’s expense ratio also remained within the range of other peers.

Additionally, the Board considered that no change was expected in the total profitability of the Investment Manager and its affiliates in connection with the hiring of Allspring. Because the Subadvisory Agreement was negotiated at arms-length by the Investment Manager, which is responsible for payments to Allspring thereunder, the Board did not consider the profitability to Allspring from its relationship with the Fund.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the proposed level of subadvisory fees, anticipated costs of services provided and the expected profitability to the Investment Manager and its affiliates from their relationships with the Fund supported the approval of the Subadvisory Agreement.

Economies of Scale

The Board also considered the economies of scale that may be realized by the Investment Manager and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board considered, in this regard, no expected change in profitability to the Investment Manager from its management agreement with the Fund as a result of the proposed Subadvisory Agreement. The Board took into account, in this regard, the significant oversight services provided by the Investment Manager to the

Fund. The Board also observed that fees to be paid under the Subadvisory Agreement would not impact fees paid by the Fund (as subadvisory fees are paid by the Investment Manager and not the Fund). The Board observed that the Fund’s management agreement with the Investment Manager continues to provide for sharing of economies of scale as management fees decline as assets increase at pre-established breakpoints.

Conclusion

The Board reviewed all of the above considerations in reaching its decision to approve the Subadvisory Agreement. In reaching its conclusions, no single factor was determinative.

On June 15, 2021, the Board, including all of the Independent Trustees, determined that fees payable under the Subadvisory Agreement appeared fair and reasonable in light of the services proposed to be provided and approved the Subadvisory Agreement. On June 15, 2021, the Board, including all of the Independent Trustees, took into account these factors and approved the Subadvisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, the Investment Manager and certain of its affiliates also receive compensation for providing other services to the Fund.

Administrator

The Investment Manager serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 290 Congress Street, Boston, MA 02210, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 290 Congress Street, Boston, MA 02210, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

As of December 31, 2021, the Investment Manager, through its affiliated fund-of-funds, and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co. of New York (located at 20 Madison Avenue Extension, Albany, NY 12203) owned 88.33% of the outstanding shares of the Fund.

As of December 31, 2021, Board members and officers of the Fund owned less than 1% of the Fund and each class of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

HOUSEHOLDING

If you request a mailed copy of this information statement, the Fund will mail only one copy of this information statement to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from one or more of the shareholders. If you need additional copies of this information statement and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this information statement. If in the future you do not want the mailing of information statements to be combined with those of other members of your household, or if you have received multiple copies of this information statement and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the document was delivered.

C-3025-5 A (01/22)